Filed pursuant to 424(b)(3)
Registration No. 333-201156

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED January 26, 2015)

PACIFIC DATAVISION, INC.

11,925,000 Shares of Common Stock

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus (the “Prospectus”) dated January 26, 2015, relating to the resale of up to an aggregate of 11,925,000 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in the Prospectus. The selling stockholders will receive all proceeds from the sale of our common stock, and therefore we will not receive any of the proceeds from their sale of shares of our common stock under the Prospectus.

Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2015 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See “Summary – We are an Emerging Growth Company” on page 8 of the Prospectus.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 10 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is February 2, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

PACIFIC DATAVISION, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36827

Delaware	33-0745043
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

(Address of principal executive offices, including zip code)

(973) 771-0300

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 2, 2015, Pacific DataVision, Inc. (the “Company”) announced that it has updated the “Investor” section of its website by providing investor presentation materials under a tab titled “Investor Presentation”, located at http://www.pdvcorp.com/investors-presentation.

The information furnished on this Form 8-K under Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

On January 29, 2015, the Company was notified by the Nasdaq Stock Market that the Company’s common stock was approved for listing on the Nasdaq Capital Market. The Company’s common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “PDVW” on February 3, 2015.

A copy of a press release announcing the Nasdaq Stock Market approval is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated February 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC DATAVISION, INC.

Date: February 2, 2015	/s/ John Pescatore
John Pescatore
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated February 2, 2015.

Exhibit 99.1

FOR IMMEDIATE RELEASE

Pacific DataVision To Be Traded On The NASDAQ Capital Market

Woodland Park, N.J., February 2, 2015 – Pacific DataVision, Inc. (NASDAQ: PDVW), a leading provider of mobile workforce management solutions, today announced that effective February 3, 2015 its common stock will begin trading on The NASDAQ Capital Market under the symbol “PDVW”.

“We are extremely pleased about listing on NASDAQ which provides our investors with liquidity and our company with access to a large investor base as we continue to expand our efforts to become the nation’s leading private wireless carrier dedicated to serving business and critical infrastructure companies. Our decision to list on NASDAQ was based on our determination that this exchange offers the best conditions for adding value for our stockholders,” said John C. Pescatore, CEO of Pacific DataVision.

Pacific DataVision (PDV) plans to launch state of the art, private push-to-talk networks in major U.S. markets dedicated solely to dispatch centric businesses. This follows PDV’s achievement of a number of corporate milestones during 2014, including:

•	Raised more than $218 million in equity funding in a private placement with institutional investors.

•	Acquired Sprint Corporation’s nationwide 900 MHz spectrum licenses.

•	Assembled a management team of proven telecommunications industry veterans whose singular focus is building the nation’s most business-centric, value-oriented wireless communications solutions provider.

•	Filed a petition with the Federal Communications Commission requesting re-alignment of the 900 MHz band to create spectrum capable of serving the broadband needs of utilities, energy companies, transportation providers and other business enterprises as well as ensuring priority access for utilities and other critical infrastructure companies.

Mr. Pescatore continued, “We expect 2015 to be an exciting year for PDV as we look forward to launching our first markets and advancing our regulatory initiatives.”

PDV will be launching its next generation push-to-talk solution utilizing state of the art digital two-way radio technology integrated with PDV’s proprietary cloud-based mobile resource management solutions. These solutions, including intelligent call prioritization, worker tracking, status mapping and other workforce management capabilities, are targeted to provide business customers substantial benefits and cost savings including improved workforce productivity and increased operational efficiencies.

About Pacific DataVision, Inc.

Pacific DataVision is a recognized leader in mobile workforce communications and location based solutions that increase the productivity of field-based workers and the efficiency of their dispatch and call center operations. PDV will also be launching the largest private push-to-talk network in major markets throughout the United States. Its patented and industry-validated technology improves team communication and field documentation across a wide array of industries including transportation, distribution, construction, hospitality, waste management and field service. PDV’s Chairman, Brian McAuley and Vice Chairman, Morgan O’Brien, were co-founders of Nextel Communications and have over 60 years of experience in two-way radio operations and FCC regulatory matters. Pacific DataVision, Inc. is headquartered in Northern New Jersey. You can learn more at www.pdvcorp.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts are forward-looking statements. Any forward-looking statements contained herein are based on our current expectations, but are subject to a number of risks and uncertainties that could cause our actual future results to differ materially from our current expectations or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to: we have no operating history with respect to our proposed push-to-talk business; we have had net losses each year since our inception and may not achieve or maintain profitability in the future; we may experience delays in launching our nationwide network; customers may not adopt our technology; any efforts we pursue to increase the value of our spectrum may not be successful; we will rely on the equipment and selling efforts of other parties, such as indirect dealers; the wireless communication industry is highly competitive and we may not compete successfully; and government regulation could adversely affect our business and prospects. These and other factors that may affect our future results or operations are identified and described in more detail in our filings with the Securities and Exchange Commission, (the “SEC”), including our final prospectus to our registration statement on Form S-1 (File No. 333-20115) filed with the SEC on January 26, 2015. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

# # #

Investor Relations Contact:

Timothy Gray	Adam Friedman
CFO, Pacific DataVision	Principal, Adam Friedman Associates
973-771-0981	917-675-6250
tgray@pdvcorp.com	adam@adam-friedman.com